UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2008, the Compensation Committee of the Board of Directors of SL Industries, Inc. (the "Company") took the following actions:

(i)           The Compensation Committee approved bonus payments to two of the Company's executive officers pursuant to the Company's 2007 Short Term Incentive Plan (the "2007 STIP") and the Company’s 2005 Long Term Incentive Plan (the “2005 LTIP”).  James C. Taylor, the Company's Chief Executive Officer and President, was awarded a cash bonus of $323,192 and David R. Nuzzo, the Company's Vice President, Chief Financial Officer and Secretary was awarded a cash bonus of $139,155.  Each such bonus was issued pursuant to the terms of, and reflects each executives' satisfaction of their respective targets under, both the 2007 STIP and 2005 LTIP.

(ii)           The Compensation Committee approved an increase in the annual base salary of Mr. Taylor to $375,000 per year and an increase in the annual base salary of Mr. Nuzzo to $235,000 per year, in each case, effective as of January 1, 2008.

(iii)           The  Compensation  Committee adopted the 2008 Bonus Plan (the  "2008 Plan") to provide incentives to officers and members of management of the Company and its subsidiaries, including certain of the Company's executive officers, in the form of cash bonus payments for achieving certain performance goals established for them.  Participants in the 2008 Plan who are named executive officers of the Company include James C. Taylor, President and Chief Executive Officer of the Company and David R. Nuzzo, Vice President and Chief Financial Officer of the Company.

         The 2008 Plan includes two components.  The first component is a Short Term Incentive Plan ("STIP"), and the second component is a Long Term Incentive Plan ("LTIP"). The structure of the 2008 Plan is designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals. The 2008 Plan provides as follows:

         Short Term Incentive Plan. The Compensation Committee has established two components for the STIP, a return on invested capital ("ROIC") based component and a component based on the achievement of pre-determined individual objectives.  Based on the determination of the objectives under the two components for each the Company’s divisions and its corporate office, the maximum percentage of base salary that may be earned by the participants’ ranges from 20% to 45%. STIP bonuses earned will be paid annually. No STIP bonus will be paid if the ROIC component is below a predetermined threshold or if the pre-determined individual objectives are not met.

         Long Term Incentive Plan. The LTIP component of the 2008 Plan is based on a combination of the achievement of certain sales targets and ROIC targets by each of the Company’s divisions and its corporate office over the three fiscal years beginning in 2008.  Based on the determination of these objectives, the maximum percentage of base salary that may be earned by the participants’ ranges from 10% to 55%.  LTIP bonuses earned will be paid following the conclusion of the 2010 fiscal year. A bonus payout under the LTIP will not occur if either the ROIC or sales component is below 80% of the respective target.

         Under the 2008 Plan, Mr. Taylor, the President and Chief Executive Officer of the Company, may earn a maximum bonus of 100% of base salary, and Mr. Nuzzo, the Vice President and Chief Financial Officer of the Company, may earn a maximum bonus of 75% of base salary.

(iv)           The Compensation Committee approved the payment of a bonus in the amount of $500,000 to Steel Partners, Ltd. (“SPL”), a company controlled by Warren Lichtenstein, the Chairman of the Board.  The bonus payment is in addition to fees paid by the Company for services provided by SPL pursuant to the Management Agreement dated as of January 23, 2002 by and between the Company and SPL (the “Management Agreement”).  This bonus payment was made in recognition of SPL’s very significant contributions to the Company’s success, including providing advisory and investment banking services, the improvement in operating performance, the reduction of indebtedness and working capital as well as the improvement in the Company’s stock price, among other things.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)
Date: March 14, 2008

	By:	/s/ David R. Nuzzo
		Name:	David R. Nuzzo
		Title:	Vice President and Chief Financial Officer